Exhibit 10.9.1

Etsy, Inc. 55 Washington St., Suite 512, Brooklyn, NY 11201 Tel: 718-855-7955 Fax: 718-855-7956

January 12, 2013

Kristina M. Salen

********

Dear Kristina,

Etsy, Inc. (“Etsy” or the “Company”) is pleased to offer you full-time employment. Your title will be Chief Financial Officer (CFO) and you will report to the Company’s Chief Executive Officer.

Your starting salary will be $275,000 per year (subject to applicable withholding and paid according to the Company’s standard payroll schedule). This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. As a regular employee of Etsy, you will be eligible to participate in a number of Company- sponsored benefits and accrue paid vacation according to the Company’s vacation policy, as in effect from time to time.

You will also receive a signing bonus in the amount of $87,500 on or about your start date and an additional bonus in the amount of $87,500 on or about the six-month anniversary of your start date (the “Signing Bonuses”), if you have remained continuously employed from the start date through such date. If your employment with Etsy is terminated for any reason before you complete 12 months of continuous service, you will repay the Signing Bonuses to the Company within 30 days of your termination of service.

In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company beginning in 2014. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors. The value of your cash bonus in 2014 is expected, although not guaranteed, to be at or above the aggregate value of the Signing Bonuses. Any bonus for a fiscal year will be paid within 21/2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

You agree to relocate yourself and your family to the New York metropolitan area by July 1, 2013. The Company will reimburse you for reasonable moving expenses (i.e., shipment of household and personal belongings, reasonable and customary out-of-pocket expenses for you, your spouse, and your children to travel to and from the New York metropolitan area for two house hunting trips), not to exceed $30,000. Moving expenses will be reimbursed to you by the Company upon presentation of an itemized accounting and appropriate supporting documentation, in accordance with the Company’s generally applicable policies. If your employment with Etsy is terminated for any reason before you complete 12 months of continuous service, you will repay to the Company all payments and reimbursements made by the Company for relocation expenses within 30 days of your termination of service.

From your first date of employment through the earlier of July 1, 2013 or the date your family relocates to the New York Metropolitan area (the “Relocation Period”), you will generally be present in the Company’s office at least 4 business days per week. Thereafter, you will generally be present in the Company’s office at least 5 business days per week. The Company shall pay or reimburse you for the following additional expenses you incur during the Relocation Period: (1) reasonable expenses for housing in the New York metropolitan area, at a monthly cost inclusive of utilities of up to $5000; and (2) reasonable expenses for round-trip transportation once per week between New York and Boston. Any reimbursements shall be paid promptly, but not later than the last day of the calendar year following the year in which the expense was incurred.

You will be granted an option to purchase 1,521,851 shares of the Company’s Common Stock (this is equivalent to 0.75% of the total fully-diluted outstanding shares (including unreserved shares in our stock option pool) as of the date hereof), subject to the approval of Etsy’s Board of Directors. The Board of Directors will determine the exercise price per share when this option is granted. The option will be subject to the terms and conditions under the Company’s 2006 Stock Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous employment, and the balance will vest in equal monthly installments over the next 36 months of continuous service.

As a condition of your employment, you must (a) sign Etsy’s standard Proprietary Information and Inventions Agreement, which is attached as Exhibit A, (b) provide legal proof of your identity and authorization to work in the United States and (c) successfully complete a background check. While you work for Etsy, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest. You also confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for Etsy.

All of us at Etsy are excited about you joining our team and we look forward to a beneficial and fruitful relationship. We hope both you and the Company will find mutual satisfaction with your employment. Nevertheless, employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement.

This letter (including all Exhibits) is the full and complete agreement between you and Etsy, and any contrary representations that may have been made to you are superseded by it. The terms of this offer may only be changed by written agreement signed by you and a duly authorized officer of the Company (other than you). Also please note that although your job duties, title, compensation and benefits, as well as the Etsy’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

Please note that all forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

We hope that you will accept our offer to join the Company. You may accept this offer by signing and dating this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on January 31, 2013. Your employment is contingent on your starting work with the Company on or before February 4, 2013.

If you have any questions, please call me at ********.

Very truly yours,

Chad Dickerson

CEO, Etsy Inc.

I have read and accept this employment offer:

Signature

Name	Kristina M. Salen

Date	1/21/13

Etsy, Inc.

December 17, 2014

Kristina Salen

********

Dear Kristina:

As you know, under your initial offer letter with Etsy, Inc. (the “Company”) dated January 12, 2013, the Company paid or reimbursed you for certain reasonable expenses for housing in the New York area and weekly round-trip transportation from Boston to New York from the start of your employment until July 1, 2013 at a monthly cost of up to $5,000 (the “Relocation Payments”). I am pleased to inform you that the Company has also agreed to provide a one-time payment to you in an amount that will offset the taxes owed in connection with the Relocation Payments plus the amount necessary to put you in the same after-tax position that you would have been in if you had not incurred any tax liability in connection with the Relocation Payments. For the avoidance of doubt, all reimbursements set forth in your offer letter that are taxable to you are eligible to be grossed-up for tax purposes.

Very truly yours,

ETSY, INC.

By:
	Name:	Chad Dickerson
	Title:	CEO